Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ
Toronto and NYSE Amex Equities Stock Exchanges

NEWS

Vista Gold Corp. Announces Results of a New Preliminary Feasibility Study at the Batman Deposit at its Mt. Todd Gold Project, Northern Territory, Australia; Doubles Estimated Proven and Probable Reserves to 4.1 Million Contained Gold Ounces

Denver, Colorado, January 4, 2011 — Vista Gold Corp. (“Vista” or the “Company”) (TSX & NYSE Amex Equities: VGZ) is pleased to announce the positive results of a new Preliminary Feasibility Study (“PFS”) for the Batman deposit at the Company’s wholly-owned Mt. Todd gold project in Northern Territory, Australia.  The new PFS was managed by Tetra Tech Inc. (“Tetra Tech”) of Golden, Colorado, and expands upon the PFS previously completed by Tetra Tech and announced on August 18, 2010.  The PFS evaluates the viability of a 30,000 tonne per day processing facility and the optimized extraction of the identified mineral resource.  Highlights of the PFS include:

•                  Increased estimated reserves up 103% from previous PFS

•                  Estimated 4.1 million ounces of gold

•                  Improved production and life

•                  Average annual production 240,000 ounces of gold per year

•                  14 year life

•                  Improved economics at long-term and current gold prices

•                  13.9% pre-tax internal rate of return at $1000 gold price

•                  23.2% pre-tax internal rate of return at $1350 gold price

•                  $385 million pre-tax NPV (5%discount) at $1000 gold price

•                  $945 million pre-tax NPV (5%discount) at $1350 gold price

The PFS study is expected to be filed on SEDAR (at www.sedar.com) within 45 days.  All dollar amounts in this press release are in US dollars unless otherwise noted.

The PFS was evaluated using a gold (Au) price of $1000 per ounce, which is less than the three-year trailing average of $1023 per ounce. Mineral reserve estimates and production highlights are tabulated below.

Production Highlights

Reserves and Production Estimates at $1000/ounce Au

Proven and Probable Mineral Reserves (at a 0.40 g Au/tonne cut-off)(1)	149.9 million tonnes at 0.85 g Au/tonne
Contained Gold	4,112,000 ounces
Life of Mine Production	3,372,000 ounces
Average Annual Production	239,500 ounces gold per year
Mining Rate	29.5 million tonnes per year
Mill Throughput Rate	30,000 tonnes per day
Stripping Ratio (waste:ore)	1.8
Mine Life	14.08 years

Fred Earnest, President and COO of Vista, stated, “We believe that this is an important and positive step forward in our development of the Mt. Todd gold project.  Four months ago we demonstrated the technical and economic viability of this project with a preliminary feasibility study that was constrained by the project’s existing tailings storage capacity of 60 million tonnes.  By utilizing the remaining capacity in the project’s existing tailings storage facility and deferring the capital for additional tailings storage capacity until later in the project’s life, we have been able to increase the size of the proposed process facility to a more economic level of 30,000 tonnes per day and increase the projected annual production to 250,000 ounces per year over the first five years of the project.  Based on these positive results, we have now commenced a feasibility study for the Mt. Todd gold project that we expect to complete in the latter part of the 2011.  As part of the feasibility study program, we will undertake studies to further optimize the proposed operation, evaluate opportunities to reduce estimated capital costs and enhance project returns.  Advancing Mt. Todd will be our priority in 2011 and we have committed the resources to accomplish this.  In the coming months we expect to hire key project personnel and establish a visible presence in the Northern Territory, appropriate to the stage of development.”

The PFS was completed using a foreign exchange rate of $0.85 = A$1.00 and incorporates mid-2010 costs.  The following table summarizes the economic results at a gold price of $1000 per ounce with a comparison to economic results at a gold price of $1350 per ounce and a foreign exchange rate of $1.00 = A$1.00.

Summary of Economic Results

	$1000/oz Au & $0.85/A$1.00	$1350/oz Au & $1.00/A$1.00
Average Cash Operating Cost ($ per oz Au produced)	$520	$587
Average Total Cash Production Costs ($ per oz Au produced)	$530	$600
Pre-Production Capital Cost:	$589,583,000	$675,957,000
Sustaining Capital Cost:	$260,522,000	$261,183,000
Internal Rate of Return	13.9% before tax 10.7% after tax	23.2% before tax 16.6% after tax
Cumulative Cash Flow (pre-tax)	$964,514,000	$1,860,112,000
Net Present Value at 5% discount (pre-tax)	$385,336,000	$944,470,000

Mike Richings, Executive Chairman and CEO of Vista added the following comments, “In 2006 we invested approximately $2.0 million in the acquisition of Mt. Todd. Today, the estimated cash flow generated by the potential development of the project, net of all costs and investments is approximately $1.9 billion at current gold prices.  As we advance the project through bankable feasibility and commence environmental permitting in this mining-friendly area, we expect this increase in project value to be better reflected in the Company’s valuation.”

Mr. John Rozelle, PG, Manager of Tetra Tech’s Mineral Resource Division and Principal Geologist, on behalf of Tetra Tech and Thomas Dyer, P.E. on behalf of Mine Development Associates, both independent Qualified Persons as defined by Canadian National Instrument 43-101 (“NI 43-101”), prepared or supervised the preparation information that forms the basis for the scientific and technical information disclosed herein and have reviewed this press release and have consented to its release.

General

The Mt. Todd gold project mine site is located 230 km southeast of the port of Darwin and 56 km by road north-northeast of the regional center of Katherine. Katherine and Darwin are connected by a railroad and the Stuart Highway. An existing paved road connects the mine site to the Stuart Highway. Vista acquired the project in February 2006 for approximately $2.0 million, reaching agreements with Ferrier Hodgson, the Deed Administrators for Pegasus Gold Australia Pty Ltd., the government of the Northern Territory of Australia and the Jawoyn Association Aboriginal Corporation. Since acquiring the project, Vista has undertaken various studies and programs, including an initial Preliminary Economic Assessment (“PEA”) issued on December 29, 2006, an updated PEA issued on June 11, 2009, a PFS issued on October 1, 2010, extensive sampling and diamond drilling

(over 26,000 meters), an extensive metallurgical test program which included crushing and grinding, flotation and leach test work, mine design, as well as various preliminary engineering studies and cost estimates.

Mineral Resources and Reserves Estimates

The PFS is based on Vista’s updated gold mineral resource estimate for the Batman deposit as of June 11, 2009, which assumed a cutoff grade of 0.40 grams of gold per tonne. The resource estimate is detailed in the report “Mt. Todd Gold Project - Updated Preliminary Economic Assessment Report - Northern Territory, Australia” dated June 11, 2009 and is available on SEDAR at www.sedar.com.  The resources are tabulated below.

Resource Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Measured (2)	52,919	0.91	58,333	0.026	1,543
Indicated (2)	138,020	0.81	152,139	0.024	3,581
Measured & Indicated (2)	190,939	0.84	210,472	0.024	5,125
Inferred (3)	94,008	0.74	103,625	0.022	2,244

The estimated measured and indicated mineral resources included in the table above includes 149,875 million tonnes of proven and probable reserves shown in the table of estimated proven and probable reserves below.

Mine Development Associates used the June 2009 resource model to develop an open pit mine design, including intermediate pits plans and production schedules.

The mineral reserve estimates prepared and reported by Mine Development Associates, under the supervision of Mr. Dyer, and using the June 2009 resource model at a gold price of $1000 per ounce of gold and cut-off grade of 0.40 grams of gold per tonne are summarized in the following table.

Batman Deposit, Mt. Todd Proven & Probable Reserve Estimate

Reserve Classification	Metric Tonnes (x1000)	Average Grade (grams/tonne)	Short Tons (x1000)	Average Grade (ounces/ton)	Contained Gold Ounces (x1000)
Proven (1)	48,961	0.91	53,970	0.026	1,431
Probable (1)	100,914	0.83	111,237	0.024	2,681
Proven & Probable (1)	149,875	0.85	165,207	0.025	4,112

Capital and Operating Cost Estimate

Estimated life-of-mine average cash production costs are projected to be $520 per ounce and includes the cost of concurrent reclamation.  The latter half of the project life benefits from decreases in the required stripping. Pre-production capital costs including contingency, owner’s costs and working capital are estimated to be $545 million and sustaining capital over the life of the mine is estimated to be $245 million, including $147.3 million for additional tailings storage capacity to be spent starting in year five.

Mining

Vista plans to extract ore from the mine using conventional open pit mining equipment and techniques.  A waste mining fleet consisting of 180-tonne trucks and 21 m3 shovels has been selected to complement the 140-tonne truck and loader ore mining fleet.  The Company would be the owner and operator of the mining fleets and expects to enter into maintenance and repair contracts for the major mining equipment. Ore will be mined in four pit development phases over a period of 14 years. Waste rock will either be placed in a single waste dump or used for tailings embankment construction.  Concurrent reclamation is planned for the lower benches of the dump.

Processing

The PFS incorporates the results of Vista’s analysis of previous operators’ experience and extensive metallurgical testing undertaken by Vista in the last three years.  The proposed larger processing facility utilizes the same process flowsheet developed for the PFS announced on August 30, 2010 and specifically addresses the following key issues:

•                  Ore hardness — Vista tested and determined the expected ore hardness and then evaluated various combinations of equipment. The best combination of equipment involved primary and secondary crushing, tertiary crushing employing high pressure grinding rolls (HPGR) followed by a large ball mill. The use of HPGR is expected to result in a product which significantly improves the efficiency of the grinding circuit. The circuit is very simple with a large primary gyratory crusher, a secondary cone crusher, a single HPGR unit and a single ball mill. HPGR technology is currently being successfully used by Newmont Mining Corporation, at Australia’s largest gold mine, the 20 million ounce Boddington mine in Western Australia.

•                  Metallurgy — As copper mineralization within the orebody negatively affected metallurgical recoveries in the past, Vista focused first on understanding the form and distribution of the copper minerals in the ore body and then on the best metallurgical approach to deal with the copper. In the mineralogical review it became apparent that the form of the copper minerals changes with depth. In the upper part of the orebody, which was mostly mined out by previous operators, the copper existed predominantly in cyanide soluble secondary copper minerals such as chalcocite, bornite and covellite. In the remaining orebody, copper exists mainly as primary copper minerals like chalcopyrite which are generally not cyanide soluble. The tests Vista undertook on representative samples of the ore to be mined showed that leaching combined with a carbon-in-pulp recovery circuit yields recoveries of 82% with acceptable levels of cyanide consumption.

The proposed plant will have a design capacity of 30,000 tonnes per day and has been designed to be simple, efficient and easy to maintain. The proposed flowsheet indicates that following grinding the slurried ore will be sized by cyclones, thickened, pre-aerated, and then leached in tanks prior to recovery in a hybrid carbon-in-pulp circuit.  Gold will be stripped from the carbon and precipitated in an electrowinning cell prior to refining into doré bars.  The tailings would be detoxified using the SO2/Air process and deposited in the existing tailings impoundment facility for the first several years of operation, and then in a newly constructed tailing storage facility for the remaining life of production.

Further contributing to lower costs, the proposed project will self-generate power using low cost natural gas which can be supplied to the site via the existing natural gas pipeline.  The project also includes plans to produce lime from near-by limestone deposits, thereby significantly reducing the supply cost for this reagent.

Infrastructure

As previously reported, the Mt. Todd gold project site has existing infrastructure which includes: a fresh water storage reservoir with sufficient capacity to sustain the proposed operation, paved access roads, a natural gas pipeline and an electrical power line.  Power will be generated on site using a gas-turbine generator which is included in the project capital. The power plant is designed to have excess capacity to meet higher loads during large equipment starting up.  Excess power during operations will be sold into the grid further reducing expected costs.  During the post-closure period, Vista intends to continue operating the natural gas turbine power generating plant.  Revenues derived from selling power to the grid during this period are expected to fund all of the reclamation activities.

Environmental

The PFS includes engineering designs for the closure of the mine site following cessation of production.  Where practical, concurrent reclamation activities would be undertaken to reduce the time and expense involved in the closure of the site.  The closure plan was designed to meet all requirements for long-term reclamation of the site and cost estimates include provisions for monitoring required under applicable law.

Economic Analysis

The economic analysis was completed using a gold price of $1000 per ounce and the three-year trailing average foreign exchange rate of $0.85 = $A1.00.  Vista has also completed sensitivity analyses calculated at gold prices of $1200, $1350 and $1500 per ounce.  The $1200, $1350 and $1500 sensitivity analyses incorporate the current foreign exchange rate of $1.00 = A$1.00.  Estimated before and after tax economic results, showing the internal rate of return (IRR) and net present value at a 5% discount rate (NPV5%), cumulative cash flow and sensitivity to changes in gold price are shown in the following tables.

Before—Tax Economic Results

Gold Price Scenario	Before Tax IRR (%)	Before Tax NPV5% ($ 000s)	Before Tax Cumulative Cash Flow ($ 000s)
$1000 Gold Price	13.9%	$385,336	$964,514
$1200 Gold Price	17.1%	$610,603	$1,359,383
$1350 Gold Price	23.2%	$944,470	$1,860,112
$1500 Gold Price	29.1%	$1,278,336	$2,360,841

After-Tax Economic Results

Gold Price Scenario	After Tax IRR (%)	After Tax NPV5% ($ 000s)	After Tax Cumulative Cash Flow ($ 000s)
$1000 Gold Price	10.7%	$184,312	$584,562
$1200 Gold Price	12.4%	$284,528	$777,849
$1350 Gold Price	16.6%	$475,309	$1,059,338
$1500 Gold Price	20.6%	$664,986	$1,339,945

Exploration Potential

Vista controls a large land package (160,878 hectares) of Exploration Licenses (“EL”) surrounding the Mt. Todd gold project. Based on reviews of historic activities and field work carried out during the 2009 field season numerous targets for potential new discoveries have been identified.  In the fall of 2010, prior to the start of the wet season, Vista undertook a very limited exploration program on one of four previously announced exploration targets.  The Company completed four diamond core holes on the Golden Eye target (previously called the MSTS-4 target).  All four holes encountered strong sulfide mineralization associated with banded iron formation with interesting concentrations of copper, lead and zinc.  Hole GE10-003 encountered one interval of 1.1 meters averaging 7.69 grams per tonne gold (“g/t Au”), including 0.3 meters of 26.7 g/t Au.  The core was logged, photographed, and sampled by employees of Vista Gold Australia under the direction of Vista’s Vice President of Exploration, Mr. Frank K. Fenne P.G., who is a Qualified Person within the meaning of NI 43-101.  Core was assayed by Northern Australia Laboratories Pty Ltd of Pine Creek, Northern Territory. Core logging and sample custody, preparation and assaying were completed in compliance with NI 43-101 standards. Vista intends to resume drilling activities on the EL as soon as the wet season ends and access can be reestablished.

About Vista Gold Corp.

Vista is focused on the development of the Concordia gold project in Baja California Sur, Mexico, and the Mt. Todd gold project in Northern Territory, Australia, to achieve its goal of becoming a gold producer. Vista’s other holdings include the Guadalupe de los Reyes gold project in Mexico, the Yellow Pine gold project in Idaho, the Awak Mas gold project in Indonesia, and the Long Valley gold project in California. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

(1)     Cautionary Note to U.S. Investors concerning estimates of Reserves: This press release and the PFS referred to in this press release use the term “Proven and Probable Reserves” and “Mineral Reserves”. We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with Canadian National Instrument 43-101 (NI 43-101”) — Standards of Disclosure for Mineral Projects and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, such definitions differ from the definitions in U.S. Securities and Exchange Commission (“SEC”) Industry Guide 7. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in this category will ever be converted into SEC Industry Guide 7 reserves.

(2)     Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This press release and the PEA referred to in this press release use the terms “Measured Resources”, “Indicated Resources” and “Measured & Indicated Resources.” We advise U.S. investors that while these terms are Canadian mining terms as defined in accordance with NI 43-101 — Standards of Disclosure for Mineral Projects and the CIM — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into SEC Industry Guide 7 reserves.

(3)     Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This press release and the PEA referred to in this press release use the term “Inferred Resources”. We advise U.S. investors that while this term is a Canadian mining term as defined in accordance with NI 43-101 — Standards of Disclosure for mineral Projects and the CIM — CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended,  this term is not a defined term under SEC Industry Guide 7 and is normally not permitted to be used in reports and registration statements filed with the SEC. “Inferred Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Resource will ever be upgraded to a higher category.  The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of an Inferred Resource exists or is economically or legally minable.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the production and economic analysis and forecasts, estimates of mineral reserves and resources, the conversion of mineral resources to mineral reserves, life of mine estimates, the potential for gold resources in the Batman deposit and other targets within the Mt. Todd gold project, the waste-to-ore ratio at the Mt. Todd gold project, the successful completion of a metallurgical testing program at the Mt. Todd gold project, the completion of a Mt. Todd pre-feasibility study for the Sensitivity Case, future gold prices, future U.S.-to-Australian dollar exchange rates, the improved efficiencies of high pressure grinding roll technology, the effect of copper on leaching at the Mt. Todd gold project, operating efficiencies at the Mt. Todd gold project, revenues from the future sale of electricity generated at the Mt. Todd into the grid and the use of those revenues to cover reclamation costs, the recovery of lime from lime-stone deposits at the Mt. Todd gold project, the favorable effects of Mt. Todd gold project economics, the Base Case and Sensitivity Case production and economic highlights, favorable effects of Mt. Todd project economics and Vista’s ability to add value in a cost-effective manner, the estimated operating and capital costs and the cash flow analysis and sensitivity analysis in the Mt. Todd Preliminary Economic Assessment and the Mt. Todd Preliminary Feasibility Study, and anticipated processing capacity and tailings management and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “optimistic”, “potential”, “indicate”, “expect”, “intend”, “hopes,” “believe,” “may,” “will,” “if, “anticipate” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of reserve and resource estimates, estimates of results based on such reserve and resource and reserve estimates; risks relating to completing metallurgical testing and scheduling for a pre-feasibility study on the Sensitivity Case; risks that a new pre-feasibility study will not be filed within 45 or at all; risks that mineral reserve and resource estimate will not be confirmed by a new pre-feasibility study; risks that a new pre-feasibility study will contain other risk factors important to investors; risks relating to cost increases for capital and operating costs including cost of power; risks relating to delays at the Mt. Todd gold project; risks related to decreased efficiencies from the high pressure grinding roll technology, risks related to copper affecting the leaching at the Mt. Todd gold project, risks related to the generation and sale of electricity produced at the Mt. Todd gold project to cover reclamation costs, risks related to the ability to economically recover lime from lime-stone deposits at the Mt. Todd gold project, risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed under the headings “Uncertainty of Forward-Looking Statements” and “Risk Factors” in Vista’s latest Annual Report on Form 10-K as filed on March 16, 2010, and Quarterly Report on Form 10-Q, as filed November 9, 2010, and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.

Without limiting the foregoing, this press release uses terms that comply with reporting standards in Canada and certain estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosures an issuer makes of scientific and technical information concerning mineral projects.  All mineral resource and reserve estimates contained in this press release, including the terms “measured mineral resources,” “indicated mineral resources”, “inferred mineral resources”, “proven mineral reserves” and “probable mineral reserves” have been prepared in accordance with NI 43-101, and these standards differ significantly from the requirements of the SEC.  The resource and reserve information contained in this press release is not comparable to similar information disclosed by U.S. companies.  See the Cautionary Notes to U.S. Investors above.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com